33-40568
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                                                          SEC FILE NUMBER
                                                               None
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                                                           CUSIP NUMBER


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING
            (Check One): [ ] Form 10-K and Form 10-KSB [ ] Form 20-F
           [X] Form 11-K [ ] Form 10-Q and Form 10-QSB [ ] Form N-SAR

                  For Period Ended:     December 31, 1998
                                       --------------------------
                  [ ] Transition Report on Form 10-K
                  [ ] Transition Report on Form 20-F
                  [ ] Transition Report on Form 11-K
                  [ ] Transition Report on Form 10-Q
                  [ ] Transition Report on Form N-SAR
                  For the Transition Period Ended: ---------------------

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Nothing  in this  form  shall be  construed  to imply  that the  Commission  has verified any information contained herein.

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If the notification  relates to a portion of the filing checked above,  identify the Item(s) to which the notification relates:
         Not applicable
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PART I - REGISTRANT INFORMATION

         ALARIS Medical Systems Retirement Investment Plan
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Full Name of Registrant

         Advanced Medical, Inc./IMED Corporation Savings Plan
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Former Name if Applicable

         10221 Wateridge Circle
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Address of Principal Executive Office (Street and Number)

         San Diego, CA 92121
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City, State and Zip Code


PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)


[X]      (a)      The reasons  described in reasonable detail in Part III of this form could not be eliminated without  unreasonable effort or expense;
[X]      (b)      The subject annual report, semi-annual report,
                  transition report on Form 10-K, Form 20-F, 11-K or Form
                  N-SAR, or portion thereof will be filed on or before
                  the fifteenth calendar day following the prescribed due
                  date; or the subject quarterly report or transition
                  report on Form 10-Q, or portion thereof will be filed
                  on or before the fifth calendar day following the
                  prescribed due date; and
[X]      (c)      The  accountant's  statement or other exhibit  required by
                  Rule 12b-25(c) has been attached if applicable.


PART III - NARRATIVE

         The registrant's independent accountants need additional time to issue their report regarding the registrant's financial statements because of a delay in receiving supporting asset statements from the third-party trustee for the registrant.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

            L. James Runchey            (619)            458 - 7000
         -----------------------    -------------    ------------------
               (Name)                (Area Code)     (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30
         of the Investment Company Act of 1940 during the preceding
         12 months or for such shorter period that the registrant was required to file such report(s) been filed?  If answer is
         no, identify report(s).                     [ ] Yes           [X] No

         The registrant inadvertently failed to file Form 11-K for the fiscal years 1996 and 1997. The registrant intends to file Form 11-K for such years as soon as possible.

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                      [ ] Yes           [X] No


ALARIS Medical Systems Retirement Plan has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date     June 30, 1999                      By: ALARIS Medical Systems, Inc.
         --------------------                   (Plan Administrator)


                                                /s/ L. James Runchey
                                            By: -----------------------------
                                                 L. James Runchey
                                                 Vice President, Human Resources



Exhibit 1.  Statement of Independent Accountant.